January 21, 2004

Securities and Exchange Commission

Mail Stop 11-3

450 5th Street, N.W.

Washington, D.C. 20549

Dear Sirs/Madams:

We have read Item 4 of Corning Natural Gas Corporations Form 8-K/A dated January 7, 2004, and have the following comments:

1. We agree with the statements made in the first, third and fifth paragraphs, and with the first three sentences in the fourth paragraph.

2. We have no basis on which to agree or disagree with the statements made in the second paragraph and in the fourth sentence of the fourth paragraph.

Yours truly,

\S\ Deloitte & Touche LLP